Exhibit 99.1

January 25, 2012

Franklin Financial reports YTD earnings decline

(Chambersburg) Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported earnings of $6,569,000 for 2011 compared to 2010 earnings of $7,612,000, a decrease of 13.7%. Net income for the quarter ended December 31, 2011 was $1,903,000, representing a 13.5% increase when compared to 2010 fourth quarter earnings of $1,676,000.

On a per share basis, diluted earnings were $0.47 and $1.66 for the quarter and twelve months in 2011 compared to $0.43 and $1.96 for the same periods in 2010.

“The prolonged period of high unemployment, increased loan delinquency, and low interest rate environment associated with the current recession made for a challenging environment in the financial industry during 2011,” commented William E. Snell, Jr., president and CEO. “Although at a slower pace than in pre-recessionary times, the growth of our balance sheet showed improvement from a 7% increase in average commercial lending outstandings despite the toll that the economy has had on both individuals and businesses in South Central Pennsylvania. The trend for the American household reflects lower loan outstandings, borrowing more cautiously, and saving more. We’ve experienced slower than normal consumer loan activity, while high unemployment and declining real estate values have contributed to put pressure on asset quality."

Total assets were $990.2 million at December 31, 2011, a 4.0% increase from assets at December 31, 2010. Average deposits and repurchase agreement grew by 6.5% to $838.3 million, and average net loans grew 1.5% to $755.4 million. At year-end, total deposits and repurchase agreements grew by 7.1% to $841.0 million, while net loans were up 2.3% to $756.7 million. In addition, the market value of trust assets under management declined by 1.8% to $481.5 million at December 31, 2011, mostly related to lower market valuations.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg. Its wholly-owned subsidiary, F&M Trust, has twenty-five community banking offices throughout Cumberland, Franklin, Fulton and Huntingdon counties located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is listed on the over-the-counter market under the symbol FRAF.